Exhibit 99.1

Vaxart Provides Business Update and Reports First Quarter 2026 Financial Results

Topline data from 400-person sentinel cohort of the Phase 2b COVID-19 trial anticipated in Q2 2026

Cash, cash equivalents, and investments of $61.0 million as of March 31, 2026; runway into second quarter of 2027

Live stockholder fireside chat scheduled for May 8, 2026 at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 7, 2026 — Vaxart, Inc. (OTCQX: VXRT) (“Vaxart" or the "Company”), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced its business update and financial results for the first quarter of 2026.

“In the first quarter of 2026, our team remained focused on the operational execution of our Phase 2b COVID-19 trial, which is being conducted in collaboration with BARDA,” said Steven Lo, Chief Executive Officer of Vaxart. “We are currently finalizing the topline 12-month safety and efficacy data from our 400-person sentinel cohort and are working to release these data as soon as our partnership protocols and contractual data-sharing guidelines permit. This cohort is expected to provide a descriptive analysis of the effect of our unique oral pill vaccine. The topline sentinel results will be followed by a more complete data readout on safety, immunogenicity, and efficacy from this sentinel cohort. In addition, we are dedicating significant resources to manage the 5,000-participant main study cohort, which is a primary focus of our clinical efforts. We anticipate the primary efficacy and safety data readout from this larger group in early 2027.”

Recent Business Highlights

COVID-19 Program Update

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Vaxart’s Phase 2b COVID-19 trial, conducted in collaboration with BARDA, compares the Company’s oral pill vaccine against a commercially available mRNA vaccine. The trial is fully enrolled with approximately 5,400 participants across the two cohorts – Vaxart’s oral pill vs. mRNA injectable.

o	The Company is working toward the release of the 12-month safety and immunogenicity data from the 400-person sentinel cohort, which is now anticipated in the second quarter of 2026.
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The 400-participant sentinel cohort was designed to assess safety prior to initiating the larger efficacy and safety trial and was not powered to provide a statistically significant comparison between the oral pill and mRNA vaccine groups.

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In January 2025, Vaxart announced that an independent Data and Safety Monitoring Board (DSMB), which conducted a planned review of the 30-day safety data from the sentinel cohort of 400 participants, recommended that the study continue without any modifications.

o	The primary data readout from the main KP.2 cohort of approximately 5,000 participants is currently anticipated in early 2027.

BARDA COVID-19 Contract Update

●	As of March 31, 2026, Vaxart has received cumulative cash payments of $218.9 million associated with the BARDA contract awarded in 2024.

Norovirus

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As part of the characterization of its norovirus vaccine candidate, Vaxart is evaluating the cross-reactivity of its next generation bivalent product to GII.17 and other strains. These results are expected to be discussed in scientific meetings and potential scientific publications later in 2026.

Share Purchase Agreement

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On April 16, 2026, the Company entered into a share purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”). This agreement provides Vaxart with the right, at its sole discretion, to sell up to $25 million of common stock over a 24-month period, subject to certain limitations and satisfaction of the conditions set forth in the agreement including registering in advance the resale of shares by LPC. This facility offers flexible access to capital to support the continued execution of the Company’s clinical milestones.

Board of Directors Appointment

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On April 23, 2026, Vaxart announced the appointment of Dr. James B. Breitmeyer, M.D., Ph.D., to its Board of Directors. Dr. Breitmeyer brings extensive experience in clinical development, including vaccines, and navigating complex regulatory pathways, further strengthening the Board's oversight as the Company advances its oral vaccine pipeline.

Corporate Headquarters Relocation

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Vaxart recently completed the relocation of its corporate headquarters. This move is designed to optimize the Company’s operational footprint and reduce fixed overhead expenses, further supporting its commitment to fiscal discipline and the efficient allocation of resources toward its clinical pipeline.

Financial Results for the First Quarter Ended March 31, 2026

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Cash, cash equivalents, and short-term investments totaled $61.0 million as of March 31, 2026. Vaxart currently anticipates cash runway into the second quarter of 2027. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the first quarter of 2026 was $39.2 million, compared to $20.9 million for the first quarter of 2025. Revenue in the first quarter of 2026 and the first quarter of 2025 was primarily from government contracts related to the BARDA contract awarded in June 2024, with first quarter 2026 also including revenue recognized from the Dynavax license and collaboration agreement signed in November 2025, partially offset by a decrease in non-cash royalty revenue related to sale of future royalties.

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Research and development expenses were $29.4 million for the first quarter of 2026, compared to $30.7 million for the first quarter of 2025. The decrease is primarily due to a decrease in personnel costs, and clinical trial expenses related to Vaxart’s norovirus vaccine candidate as well as expenses related to manufacturing, preclinical, and facilities expenses, partially offset by an increase in clinical trial expenses related to Vaxart’s COVID-19 vaccine candidate.

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General and administrative expenses were $4.6 million for the first quarter of 2026, compared to $5.1 million for the first quarter of 2025. The decrease is primarily due to lower personnel costs and facility expenses, partially offset by an increase in legal and professional fees.

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Vaxart reported net income of $5.2 million for the first quarter 2026, compared to a net loss of ($15.6) million for first quarter of 2025. Net income per share for the first quarter of 2026 was $0.02, compared to a net loss per share of ($0.07) for the first quarter of 2025.

Stockholder Fireside Chat

Vaxart will host a live stockholder fireside chat to answer frequently asked stockholder questions on Friday, May 8, 2026 at 4:30 p.m. ET.

A live webcast of the fireside chat will be available in the Investor section on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” "target," "seek," "intend," "may," "predict," "project," "would," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to raise capital pursuant to the purchase agreement with LPC; Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart’s expectations with respect to the effectiveness of its product candidates; and expectations regarding collaborations, including the Dynavax collaboration Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s Quarterly and most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contact

Vaxart Media and Investor Relations:

FINN Partners

ir@vaxart.com

Vaxart, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$50,746	$53,814
Short-term investments	10,276	9,993
Accounts receivable	7,139	14,564
Unbilled receivable from government contracts	50,435	36,781
Prepaid expenses and other assets	13,621	21,510
Property and equipment, net	4,827	5,433
Prepaid clinical services, long-term	25,218	25,218
Right-of-use assets, net	10,642	11,432
Intangible assets, net	2,643	2,826
Goodwill	4,508	4,508
Total assets	$180,055	$186,079

Liabilities and stockholders’ equity
Accounts payable	$24,185	$21,496
Deferred government revenue	23	68
Deferred collaboration revenue	12,161	14,976
Accrued and other liabilities	37,367	48,696
Operating lease liability	7,968	8,985
Liability related to sale of future royalties	4,234	4,060
Total liabilities	85,938	98,281
Stockholders’ equity	94,117	87,798
Total liabilities and stockholders’ equity	$180,055	$186,079

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2025, included on the Form 10-K filed with the Securities and Exchange Commission on March 13, 2026.

Vaxart, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands, except share and per share amounts)

Revenue	$39,227	$20,876
Operating expenses:
Research and development	29,413	30,744
General and administrative	4,641	5,067
Total operating expenses	34,054	35,811
Operating income (loss)	5,173	(14,935)
Other income (expense), net	35	(561)
Income (loss) before income taxes	5,208	(15,496)
Provision for income taxes	29	95
Net income (loss)	$5,179	$(15,591)
Net income (loss) per share, basic	$0.02	$(0.07)
Net income (loss) per share, diluted	$0.02	$(0.07)
Shares used in computing net income (loss) per share, basic	240,649,773	227,923,636
Shares used in computing net income (loss) per share, diluted	242,184,524	227,923,636